Exhibit 8.2

November 14, 2022

Brigham Minerals, Inc.

5914 W. Courtyard Drive, Suite 200

Austin, Texas 78730

Re:	Brigham Minerals, Inc. Tax Opinion

Ladies and Gentlemen:

We have acted as counsel for Brigham Minerals, Inc., a Delaware corporation (“Brigham”), in connection with the Agreement and Plan of Merger, dated as of September 6, 2022 (as amended and supplemented through the date hereof, the “Merger Agreement”),1 by and among Sitio Royalties Corp., a Delaware corporation (“Sitio”), Sitio Royalties Operating Partnership, LP, a Delaware limited partnership (“Opco LP”), Snapper Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“New Sitio”), Snapper Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Opco LP (“Opco Merger Sub LLC”), Snapper Merger Sub IV, Inc., a Delaware corporation and a wholly owned subsidiary of New Sitio (“Brigham Merger Sub”), Snapper Merger Sub V, Inc., a Delaware corporation and a wholly owned subsidiary of New Sitio (“Sitio Merger Sub”), Brigham Minerals Holdings, LLC, a Delaware limited liability company (“Opco LLC”), and Brigham.

Pursuant to the Merger Agreement, (i) at the First Effective Time, Brigham Merger Sub will merge with and into Brigham, with Brigham surviving the merger as the surviving corporation (the “Brigham Merger”), (ii) simultaneously with the Brigham Merger, Sitio Merger Sub will merge with and into Sitio, with Sitio surviving the merger as the surviving corporation (the “Sitio Merger” and together with the Brigham Merger, the “Pubco Mergers”), and (iii) immediately following the Pubco Mergers and at the Second Effective Time, the Opco Merger Sub LLC will merge with and into Opco LLC, with Opco LLC continuing as the surviving entity (the “Opco Merger” and together with the Pubco Mergers, the “Mergers”). In connection with the registration statement on Form S-4 (File No. 333-267802) initially filed by New Sitio on October 11, 2022, including the consent solicitation statement/proxy statement/prospectus forming a part thereof, relating to the transactions contemplated by the Merger Agreement (as amended through the date hereof, the “Registration Statement”), you have requested our opinion as to material U.S. federal income tax matters.

[1]	Except as otherwise provided, capitalized terms used but not defined herein have the meaning ascribed to them in the Merger Agreement.

Vinson & Elkins LLP Attorneys at Law Austin Dallas Dubai Houston London Los Angeles New York Richmond Riyadh San Francisco Tokyo Washington	845 Texas Avenue, Suite 4700 Houston, TX 77002 Tel +1.713.758.2222 Fax +1.713.758.2346 velaw.com

November 14, 2022 Page 2

In providing our opinion, we have examined the Merger Agreement, the Registration Statement and such other documents, records, and papers as we have deemed necessary or appropriate in order to give the opinion set forth herein. In addition, we have assumed that (i) the Mergers and the related transactions will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no covenants or conditions described therein and affecting this opinion will be waived or modified), (ii) all of the information, facts, statements, representations, covenants, and undertakings set forth in the Merger Agreement and the Registration Statement are true, complete, and correct in all respects and will remain true, complete, and correct in all respects at all times up to and including the effective times of transactions contemplated by the Merger Agreement, and no actions have been taken or will be taken that are inconsistent with such information, facts, statements, representations, covenants, or undertakings or that will make any such information, facts, statements, representations, covenants, or undertakings untrue, incomplete, or incorrect at the effective times of transactions contemplated by the Merger Agreement, (iii) any statements made in any of the documents referred to herein qualified by knowledge, belief, or materiality or comparable qualification are true, complete, and correct in all respects and will continue to be true, complete, and correct in all respects at all times up to and including the effective times of transactions contemplated by the Merger Agreement, in each case without such qualification, (iv) all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the originals, all relevant documents have been or will be duly executed in the form presented to us, and all natural persons who have executed such documents are of legal capacity, (v) the Company Tax Certificate and the Parent Tax Certificate will be executed by appropriate and authorized officers of Brigham or Sitio, as applicable, in a form that is acceptable to us, and (vi) all applicable reporting requirements with respect to the Mergers have been or will be satisfied. If any of the assumptions described above are untrue for any reason, or if the Mergers are consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the assumptions, limitations, and qualifications set forth herein and in the Registration Statement, it is our opinion that, insofar as it summarizes U.S. federal income tax law and the material consequences of the Pubco Mergers to holders of Brigham Class A Common Stock, the discussion set forth in the Registration Statement under the caption “The Mergers – Material U.S. Federal Income Tax Consequences of the Pubco Mergers” is accurate in all material respects (the “Opinion”).

We express no opinion on any issue or matter relating to the tax consequences of the transactions contemplated by the Agreement or the Registration Statement other than the Opinion set forth above. The Opinion is based on current provisions of the Internal Revenue Code (and the legislative history thereto), Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, case law, and such other authorities as we have considered relevant, all as in effect and publicly available as of the date hereof. The authorities upon which the Opinion is based are subject to change or differing interpretations, possibly with

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retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Mergers, or any inaccuracy in the information, facts, statements, representations, and covenants on which we have relied, may affect the continuing validity of the Opinion. We assume no responsibility to inform you of any such change that may occur or come to our attention.

We are furnishing the Opinion solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Vinson & Elkins LLP

Vinson & Elkins LLP